Exhibit 99.1

MORGANS HOTEL GROUP ANNOUNCES EXTENSION OF LOAN MATURITIES
ON HARD ROCK HOTEL & CASINO IN LAS VEGAS

NEW YORK, December 24, 2009 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”), the operator and part owner of the Hard Rock Hotel & Casino in Las Vegas, today announced that the maturity date of the loan secured by the hotel and casino has been amended so that it is extendable to February 2014. In addition, the non-recourse loan, secured by approximately 11 acres of unused land owned by a Hard Rock subsidiary is now extendable until February 2014.

“These amendments represent a vote of confidence from our lenders and mark another milestone in the restructuring of our balance sheet and our affiliate loans. With these extensions, the joint venture has reduced the stress of the near term loan maturities on the property, allowing us and our partner to focus our attention and resources on our greatest priorities: maximizing the guest experience and improving the long term value and financial performance of Hard Rock,” said Marc Gordon, President of Morgans Hotel Group.

Among other things, the amendment with the lenders on the hotel and casino loan provides for:

•	Extension of the loan term for two additional one-year extension periods through February 9, 2014;
•
Waiver of the debt-yield requirement for the one-year extension option to extend the maturity date until February 9, 2012 from February 9, 2011 – the other extension options do not have a debt-yield requirement either;

•	Removal or modification of certain covenants, including covenants related to maintenance of a monthly minimum interest reserve balance;
•
Requirement that the joint venture post an incremental $30 million and $7 million into interest and working capital reserves, respectively. MHG funded approximately $3 million of these reserves with the remainder having been funded by MHG’s capital partner in the Hard Rock venture; and

•	Changes to certain interest rates and fees.

For 2009, MHG estimates its management fees and expense reimbursements from Hard Rock will be in excess of $7 million. With the anticipated opening of a new guestroom tower, the hotel will have been expanded in 2009 by approximately 875 rooms, 30,000 square feet of casino space, 60,000 square feet of meeting and convention space, several new food and beverage outlets and a new and larger “Joint” entertainment venue.

The land loan was also amended to extend the maturity date to February 9, 2012, with two additional one year extension periods through February 9, 2014, and among other things, to reduce the pay rate on the debt. One of the lender groups funded half of the reserves necessary for the extension in exchange for an equity participation in the land.

About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, Scottsdale and South Beach, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans Hotel Group has other property transactions in various stages of completion, including projects in SoHo, New York, Palm Springs, California, Isla Verde, Puerto Rico, Playa del Carmen, Mexico and Dubai, UAE. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Contacts:
Jennifer Foley
Vice President of Public Relations
Morgans Hotel Group
212.277.4166
jennifer.foley@morganshotelgroup.com